Exhibit 99.1

News Media Contact:

DynaVox

Dave Colson

Communications Director

(412) 995-4090

Investor Contact:

DynaVox

Ray Merk

VP Finance

(412) 209-6547

DynaVox Reports Second Quarter Fiscal Year 2013 Results

PITTSBURGH, PA – February 11, 2013 – DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the second quarter ended December 28, 2012.

Net sales were $17.6 million, a decrease of 24%, compared to net sales of $23.2 million for the second quarter ended December 30, 2011. Sales for the Company’s speech generating devices decreased 26% to $14.9 million and sales from its special education software declined 16% to $2.7 million from the prior year.

Gross profit for the second quarter of fiscal year 2013 decreased 23% to $12.8 million, compared to gross profit of $16.6 million in the second quarter of the prior year. The Company’s gross margin for the second quarter increased 100 basis points to 72.7%, compared to a gross margin of 71.7% in the second quarter of the prior year. The increase in margin is mainly the result of decreased costs offset to some degree by lower sales volume.

Operating expenses in the second quarter of fiscal year 2013 decreased 19% to $11.4 million, compared to $14.1 million in the prior year. Operating income for the second quarter was $1.4 million, compared to $2.5 million in the same period a year ago.

GAAP net income for the second quarter of fiscal year 2013 was $0.1 million, or $0.01 per share, compared to GAAP net income of $0.3 million, or $0.03 per share, for the same quarter a year ago.

Adjusted pro forma net income, as defined below, was $0.4 million, or $0.01 per share, compared to adjusted pro forma net income of $1.2 million, or $0.04 per share, in the prior year.

Adjusted EBITDA, as defined below, decreased 34% to $2.8 million, compared to $4.2 million in the previous year.

“The continuation of difficult economic conditions, together with technology advances such as tablet computers, adversely impacted our net sales during the second quarter. To overcome these challenges, we are continuing our research and development on new product innovations aimed at providing greater value to our customers,” said Michelle Wilver, DynaVox’s Chief Executive Officer.

“We expected a tough environment in fiscal 2013 and as such our action plans are well underway to properly address, both our speech generating device and special education software markets, for the long term.”

Results for the Twenty-Six Weeks Ended December 28, 2012

For the first twenty-six weeks of fiscal 2013, net sales decreased 27% to $36.2 million from $49.4 million in the same period last year.

Gross profit for the first twenty-six weeks of fiscal 2013 decreased 27% to $26.2 million. The Company’s gross profit margin expanded 30 basis points to 72.4% from 72.1% in the same period last year.

Operating income for the first twenty-six weeks of fiscal year 2013 decreased 69% to $1.7 million, compared to operating income of $5.3 million in the prior year.

GAAP net loss for the first twenty-six weeks of fiscal year 2013 was $0.1 million, or $0.01 per share, compared to GAAP net income of $0.8 million, or $0.08 per share, a year ago. Adjusted pro forma net income, as defined below, was $0.8 million for the first twenty-six weeks, compared to $2.5 million in the prior year and adjusted pro forma net income per share for the first twenty-six weeks was $0.02 per share, compared to $0.09 per share in the prior year.

For the first twenty-six weeks of fiscal 2013, Adjusted EBITDA was $4.4 million, a decrease of 49%, from $8.7 million in the same period last year.

Conference Call

The conference call is scheduled to begin at 4:30 p.m. EST on February 11, 2013. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through February 25, 2013. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Michelle Wilver, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EST, February 11, 2013 through February 14, 2013. To hear the playback participants may dial (855) 859-2056 and international listeners may dial (404) 537-3406. The conference ID number is 90194263.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings”).

This release presents adjusted pro forma net income (loss), which as defined by the Company represents net income (loss) before non-controlling interest and impairment loss and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income (loss) divided by the weighted-average number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that adjusted pro forma net income (loss), when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
NET SALES	$17,554	$23,225	$36,186	$49,407
COST OF SALES	4,786	6,580	9,974	13,766

GROSS PROFIT	12,768	16,645	26,212	35,641

OPERATING EXPENSES:
Selling and marketing	6,043	8,041	13,165	17,604
Research and development	1,730	1,520	3,464	3,711
General and administrative	3,408	4,458	7,543	8,834
Amortization of certain intangibles	191	110	383	220

Total operating expenses	11,372	14,129	24,555	30,369

INCOME FROM OPERATIONS	1,396	2,516	1,657	5,272

OTHER INCOME (EXPENSE):
Interest income	4	9	11	15
Interest expense	(449)	(573)	(966)	(1,142)
Other income (expense) — net	(250)	(31)	517	(40)

Total other expense — net	(695)	(595)	(438)	(1,167)

INCOME BEFORE INCOME TAXES	701	1,921	1,219	4,105
INCOME TAX EXPENSE (BENEFIT)	(22)	275	1,005	634

NET INCOME ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$723	$1,646	$214	$3,471
Less: net income attributable to the non-controlling interests	(575)	(1,307)	(336)	(2,692)

NET INCOME (LOSS) ATTRIBUTABLE TO DYNAVOX INC.	$148	$339	$(122)	$779

Weighted-average shares of Class A common stock outstanding:
Basic	11,347,792	10,400,682	11,214,338	10,234,088

Diluted	11,347,792	10,400,682	11,214,338	10,234,088

Net income (loss) available to Class A common stock per share:
Basic	$0.01	$0.03	$(0.01)	$0.08

Diluted	$0.01	$0.03	$(0.01)	$0.08

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 28,	June 29,
	2012	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,126	$17,944
Trade receivables—net	12,135	14,864
Other receivables	208	253
Inventories—net	4,531	5,401
Prepaid expenses and other current assets	1,298	1,055
Deferred taxes	689	685

Total current assets	32,987	40,202

PROPERTY AND EQUIPMENT—Net	1,919	2,890
GOODWILL AND INTANGIBLES—Net	22,344	22,941
DEFERRED TAXES	47,930	48,709
OTHER ASSETS	1,153	1,499

TOTAL ASSETS	$106,333	$116,241

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$825	$—
Trade accounts payable	3,477	4,900
Other liabilities	7,642	9,688

Total current liabilities	11,944	14,588

LONG-TERM DEBT	24,375	31,200
OTHER LONG-TERM LIABILITIES	45,604	46,388

Total liabilities	81,923	92,176

STOCKHOLDERS’ EQUITY	24,410	24,065

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,333	$116,241

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$1,495	$5,982	$3,106	$9,469

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	(95)	(102)	(114)	(284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used in financing activities	(134)	(299)	(6,840)	(1,234)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(8)	(11)	30	(102)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,258	5,570	(3,818)	7,849
CASH AND CASH EQUIVALENTS:
Beginning of period	12,868	14,450	17,944	12,171

End of period	$14,126	$20,020	$14,126	$20,020

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended		Twenty Six Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
Other Financial Data

Adjusted EBITDA (1)	$2,764	$4,206	$4,433	$8,703

(1)	Adjusted EBITDA represents income before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Thirteen Weeks Ended		Twenty Six Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
Income before income taxes	$701	$1,921	$1,219	$4,105
Depreciation	492	778	1,086	1,592
Amortization of certain intangibles	298	226	597	453
Interest income	(4)	(9)	(11)	(15)
Interest expense	449	573	966	1,142
Other (income) expense, net (a)	250	(8)	(555)	(6)
Equity-based compensation	489	587	799	1,129
Employee severance and other costs	107	60	278	148
Other adjustments(b)	(18)	78	54	155

Adjusted EBITDA	$2,764	$4,206	$4,433	$8,703

(a)	Includes other (income) expense, net recognized as a result of a increase/decrease in an obligation related to state tax rates. Excludes realized foreign currency gains and losses.
(b)	Includes certain amounts related to other taxes.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011
Net income (loss) attributable to DynaVox Inc.	$148	$339	$(122)	$779

Adjustments:
Net income attributable to the non-controlling interest	575	1,307	336	2,692
Income tax (expense) benefit	(288)	(455)	542	(926)

Total adjustments	287	852	878	1,766

Adjusted pro forma net income	$435	$1,191	$756	$2,545

Pro forma weighted-average shares outstanding—diluted	30,854,195	29,804,179	30,357,181	29,804,288

Adjusted pro forma net income per share—diluted	$0.01	$0.04	$0.02	$0.09

Adjusted pro forma net income, as defined by DynaVox, represents net income (loss) before non-controlling interests and after pro forma corporate income tax (expense) benefit applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below. Adjusted pro forma net income per share consists of adjusted pro forma net income, divided by the weighted-average number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income (loss) to adjusted pro forma net income and adjusted pro forma net income per share.